Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. BOARD OF DIRECTORS APPROVES

CONDITIONAL DISTRIBUTION AND SPIN-OFF IN CONNECTION

WITH TRANSACTION WITH GAMING AND LEISURE PROPERTIES, INC.

LAS VEGAS, NV (April 7, 2016) — Pinnacle Entertainment, Inc. (NASDAQ:PNK) (“Pinnacle” or the “Company”) announced today that its Board of Directors has approved the distribution of one share of PNK Entertainment, Inc. (“OpCo”) common stock for each share of common stock of Pinnacle (the “Distribution”) held of record as of April 18, 2016 (the “Record Date”). The Distribution is expected to be made on April 28, 2016 and is subject to certain terms and conditions, including approval of the transactions by the Louisiana Gaming Control Board.

The Distribution will effectuate the spin-off of Pinnacle’s operations, the real property of Belterra Park Gaming and Entertainment Center, and undeveloped land at certain locations into an independent publicly traded company (“OpCo”). The Distribution is being declared in connection with the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated July 20, 2015, by and among Pinnacle, Gaming and Leisure Properties, Inc. (“GLPI”) and Gold Merger Sub, LLC (“Gold Merger Sub”). Immediately following the Distribution, Pinnacle will merge with and into Gold Merger Sub, with Gold Merger Sub surviving the merger as a wholly-owned subsidiary of GLPI, following which GLPI will own substantially all of Pinnacle’s real property assets (excluding the real property of Belterra Park Gaming and Entertainment Center and undeveloped land at certain locations). In connection with the Distribution and merger, OpCo will enter into a triple-net master lease agreement with GLPI pursuant to which it will lease from GLPI the real property assets associated with fourteen of the gaming facilities used in its operations.

Holders of the Pinnacle’s common stock as of the Record Date will not be required to take any action to participate in the Distribution. OpCo has filed a registration statement on Form 10 (File No. 001-37666) with the U.S. Securities and Exchange Commission (the “SEC”) for the proposed transaction (as amended, the “Registration Statement”). Investors are encouraged to read the Registration Statement because it contains more complete information about OpCo and its separation from Pinnacle and OpCo’s relationship with GLPI after the transaction, including information regarding senior management, financial information and disclosures regarding OpCo’s capital structure, as well as a detailed description of the conditions that must be satisfied in order to proceed with the proposed transaction.

The Distribution is taxable to stockholders and is subject to the fulfillment or waiver of certain applicable conditions, including obtaining all regulatory approvals necessary to consummate the transactions contemplated by the Merger Agreement. Approvals received from regulatory agencies remain subject to continuing compliance with each agency’s regulations and transaction approvals and conditions. No assurance can be given as to the receipt or timing of the remaining regulatory approvals or whether any regulatory agency may require Pinnacle or GLPI to provide additional information or obtain additional approvals. If the applicable conditions of the Merger Agreement (and the related Separation and Distribution Agreement) are not satisfied or if the Distribution is not made within sixty days of the Record Date, the declaration of the Distribution will be null and void. Other conditions to the Distribution include, without limitation:

•	each of the conditions of the Merger Agreement having been fulfilled or waived (other than those conditions that by their nature can only be satisfied at the closing of the merger);

•	each of the transaction documents contemplated by the Merger Agreement and the Separation and Distribution Agreement having been duly executed and delivered by the parties thereto;

•	the plan of reorganization to effectuate the separation of Pinnacle’s operations from its real estate assets (except for Pinnacle’s Belterra Park property and excess land at certain locations) having been substantially completed;

•	the OpCo’s Registration Statement on Form 10 (File No. 001-37666) having been declared effective by the SEC and the related information statement having been mailed to record holders of Pinnacle common stock;

•	registration statements on Form S-8 having been filed with the SEC as are necessary to register OpCo equity awards held by or made available to OpCo directors and employees;

•	all actions and filings with respect to OpCo common stock under applicable law having been taken, and, where applicable, having become effective or accepted;

•	OpCo common stock having been approved for listing on a national securities exchange; and

•	the absence of any injunction or adoption or effectiveness of any law preventing the consummation of the Distribution or any of the transactions contemplated by the Merger Agreement.

Forward-looking Statements

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding (a) the transaction between Pinnacle and Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) whereby Pinnacle would sell its real estate assets to GLPI and spin-off Pinnacle’s operations into a new public company; the ability of Pinnacle to obtain the financing necessary to complete the transaction with GLPI; receipt of regulatory approvals and the consummation of the transaction and the timing thereof and (b) the transaction between Pinnacle and a subsidiary of GLPI whereby Pinnacle would acquire the operations of the Meadows Racetrack and Casino (the “Meadows Transaction”), the consummation of the Meadows Transaction and the timing thereof, the satisfaction of various closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining approval of the Pennsylvania Gaming Control Board and the Pennsylvania Harness Racing Commission. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Pinnacle’s control that could cause actual results to differ materially from actual those reflected in such statements. There is no assurance that a transaction with GLPI or the Meadows Transaction will be completed on any particular timeframe or at all. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on the potential factors, please review Pinnacle’s filings with the SEC, including, but not limited to, Pinnacle’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction between GLPI and Pinnacle whereby Pinnacle will sell to GLPI substantially all of its real estate to GLPI (except the Belterra Park property and excess land at certain locations), GLPI has filed with the SEC a registration statement on Form S-4 (File No. 333-206649) that includes a definitive joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. This communication is not a substitute for the joint proxy statement/prospectus or any other document that GLPI or Pinnacle may file with the SEC or send to their shareholders in connection with the proposed transaction. The registration statement on Form S-4 was declared effective by the SEC on February 16, 2016. Pinnacle mailed the definitive proxy statement/prospectus to its stockholders on or about February 16, 2016, and its stockholders approved the transaction on March 15, 2016. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FORM S-4, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS FILED AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain free copies of the definitive joint proxy statement/prospectus and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by GLPI are available free of charge on GLPI’s investor relations website at investors.glpropinc.com or by contacting GLPI’s investor relations representative at (203) 682-8211. Copies of the documents filed with the SEC by Pinnacle are available free of charge on Pinnacle’s investor relations website at investors.pnkinc.com or by contacting Pinnacle’s investor relations department at (702) 541-7777.

About Pinnacle Entertainment, Inc.

Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Contact:

Vincent J. Zahn, CFA

Vice President and Treasurer

702-541-7777/investors@pnkmail.com